EXHIBIT 10.31

ANSYS, INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(Employees)

    ANSYS, Inc. (the “Company”) hereby grants to the Participant the number of Restricted Stock Units (“RSUs”) set forth below under the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). The RSUs are subject to all of the terms and conditions in this Notice of Grant of Restricted Stock Units (this “Grant Notice”), in the Restricted Stock Units Agreement attached hereto (the “Agreement”) and in the Plan. Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, as applicable, and the Plan and Agreement are hereby incorporated by reference into this Grant Notice. If there are any inconsistences between this Grant Notice or Agreement and the Plan, the terms of the Plan shall govern.

Participant:	____________________
Type of Grant:	Restricted Stock Units
Date of Grant:	_________________, 20__
Number of RSUs:	_______________
Vesting Schedule:
Subject to the conditions set forth in the Agreement, including but not limited to the Participant’s continuous employment with the Company or a Subsidiary until the applicable vesting date, the RSUs shall become vested as follows:
    ________ RSUs on _______, 20__;
    ________ RSUs on _______, 20__; and
    ________ RSUs on _______, 20__.

ANSYS, INC.

Restricted Stock Units Agreement

ANSYS, Inc. (the “Company”) has granted, pursuant to the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”), to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement is attached (together with the Grant Notice, the “Agreement”) an award of Restricted Stock Units as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.    Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.
2.    Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, including any additional terms and conditions for the Participant’s country (for Participants outside the United States only) set forth in any attached Appendix that would form part of this Agreement, and in the Plan, the Company has granted to the Participant, as of the Date of Grant, the number of Restricted Stock Units set forth in the Grant Notice (the “RSUs”). Each RSU shall represent the right of the Participant to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.
3.    Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to the Participant pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.
4.    Vesting of RSUs.
(a)    General Rule. The RSUs shall vest in accordance with the Vesting Schedule set forth in the Grant Notice (the period from the Date of Grant until the last vesting date, the “Vesting Period”). Any RSUs that do not so become vested will be forfeited, including, except as provided in Section 4(b) below, if the Participant ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Participant’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.
(b)    Special Circumstances. Notwithstanding Section 4(a) above and except as otherwise provided in an agreement between the Company and the Participant or in any plan or arrangement in which the Participant is a participant, if a Change in Control occurs and/or the Participant ceases to be employed by the Company or a Subsidiary prior to the end of the Vesting Period under certain circumstances, the RSUs shall be forfeited or become vested, nonforfeitable and payable to the Participant, as applicable, pursuant to the terms of Section 12 of the Plan. For purposes of the preceding sentence, if the Participant becomes eligible for Disability (as defined in the Plan), the Participant’s employment shall be immediately terminated.
5.    Form and Time of Payment of RSUs.
(a)    Payment for the RSUs, after and to the extent they have become vested and nonforfeitable, shall be made in the form of shares of Common Stock.
(b)    Payment for such RSUs shall be made as soon as administratively practicable following the date that the RSUs vest and become nonforfeitable pursuant to Section 4 hereof, but in no event later than 60 days after the end of the calendar year in which such RSUs vest and become nonforfeitable, and in all events within the short-term deferral period specified in Treasury Regulation § 1.409A-1(b)(4).
(c)    The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of shares of Common Stock corresponding to such RSUs.
6.    Dividend Equivalents; Voting and Other Rights.
(a)    The Participant shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Participant pursuant to Section 5 above.
(b)    From and after the Date of Grant and until the earlier of (i) the time when the RSUs become vested and nonforfeitable and are paid in accordance with Section 5 hereof or (ii) the time when the Participant’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, the Participant shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are settled.
(c)    The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.    Adjustments. The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment, including as provided in Section 11 of the Plan.
8.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Participant of Common Stock or any other payment to the Participant or any other payment or vesting event under this Agreement, the Participant agrees that the Company will withhold any taxes required to be withheld by the Company under federal, state, local or foreign law as a result of the settlement of the RSUs in an amount sufficient to satisfy the minimum statutory withholding amount permissible. To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. The shares so retained shall be credited against any such withholding requirement at the market value of such shares of Common Stock on the date of such deemed delivery (and, if not a business day, on the business day immediately preceding such day). In no event will the market value of the Common Stock to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes or other amounts required to be withheld. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
9.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
10.    Non-Competition; Non-Solicitation; Company Information. As additional consideration for the RSUs granted to the Participant, the Participant hereby agrees that if he or she engages for any reason, directly or indirectly, whether as owner, part-owner, stockholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of himself or herself or any firm, corporation or other business organization other than the Company and its Subsidiaries in any one or more of the following activities:
(a)    at any time during his or her employment with the Company or any Subsidiary (the “Employment Period”) and for a period of one year after the termination of his or her employment with the Company or any Subsidiary no matter what the cause of that termination (the “Post-Employment Period”), the development, marketing, solicitation, or selling of any product or service that is competitive with the products or services of the Company, or products or services that the Company has under development or that are subject to active planning at any time during the Employment Period, as evidenced by the books and records of the Company, and which take place in the United States; provided that the restrictions set forth in this Section 10(a) for the Post-Employment Period shall not apply to any Participant who is a California-based employee;
(b)    at any time during the Employment Period or thereafter, the use of any of the Company’s or its subsidiaries’ Confidential Information or trade secrets, as defined by law, knowledge of which was acquired by the Participant as an employee of the Company and its Subsidiaries; or
(c)    during the Employment Period and/or Post-Employment Period, any activity for the purpose of inducing, encouraging, soliciting, or arranging for the employment or engagement by anyone other than the Company and its Subsidiaries of any employee, officer, director, agent, consultant, Customer, or sales representative of the Company and its Subsidiaries or attempt to engage any of them in a manner which would deprive the Company and its Subsidiaries of their services or place them in a conflict of interest with the Company and its Subsidiaries;
then (i) the RSUs shall be forfeited effective on the date on which he or she first engages in such activity, unless terminated sooner by operation of any other term or condition of this Agreement or the Plan, and (ii) all shares of Common Stock issued or transferred to the Participant pursuant to this Agreement shall become immediately due and payable by the Participant to the Company and if such shares of Common Stock have been sold by the Participant, an amount equal to the proceeds from such sale shall become immediately due and payable by the Participant to the Company. The Participant acknowledges and agrees that the activities set forth in this Section 10 (a), (b) and (c) are adverse to the Company’s interests, and that it would be inequitable for the Participant to benefit from the RSUs should the Participant engage in any such activities during or within one year after termination of his or her employment with the Company. The Participant acknowledges and agrees that the rights and remedies set forth in this Section 10 are in addition to and are not intended to limit any other rights or remedies the Company may have available to it, both during and at any time after the termination of the Participant’s employment with the Company, including without limitation, any rights or remedies the Company may have under the ANSYS Intellectual Property Protection Agreement or other similar agreements.
The Participant may be released from his or her obligations as stated above only if the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company and its Subsidiaries.
The restrictions in this Section 10 do not supersede, and are in addition to, restrictive covenants contained in any other form of agreement, such as an employment agreement, between the Company and the Participant, to the extent enforceable pursuant to the terms of the other agreement.
Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. Furthermore, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
11.    Additional Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Confidential Information” means all non-public confidential and proprietary information owned by, possessed by, or in the control of the Company, including: ideas, research and development, know-how, manufacturing and production processes and techniques; technical data, designs, drawings, and specifications; customer and supplier lists, pricing and cost information; business and marketing plans and proposals; algorithms, industrial models, architectures, layouts, and “look-and-feel;” designs, specifications, methodologies, software or software applications (including source code, object code, other executable code, scripts, interfaces, data, databases, websites, firmware and related documentation), artwork, and other works of authorship; technologies, processes, inventions, ideas, know-how, improvements, discoveries, developments, designs and techniques; information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, contracts, prices and costs, suppliers and customers; information regarding Participant evaluations and Participant performance; and information regarding the skills and compensation of developers of the Company. Notwithstanding the other provisions of this Agreement, nothing received by the Participant will be considered to be Confidential Information if: (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by the Participant from a third party without confidentiality limitations; (iii) it has been independently developed by the Participant having no access to the Confidential Information; or (iv) it was known to the Participant before being first received from the Company.

(b)    “Customer” means any customer of the Company in the two-year period prior to the end of the Employment Period, including potential customers which the Company was actively pursuing.
12.    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Participant shall remain solely liable for any and all tax consequences associated with the RSUs.
13.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
14.    Clawback. The Participant hereby expressly agrees that this award of RSUs shall be subject to any clawback or recoupment policy applicable to this award and set forth in the Company’s Corporate Governance Guidelines or otherwise adopted by Company.
15.    No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any related payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement will confer upon the Participant any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or adjust the compensation of the Participant.
16.    Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.
17.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the Participant’s rights with respect to the RSUs without the Participant’s written consent, and the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
18.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
19.    Relation to Plan. The RSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).
20.    Data Privacy. Collection and use of the Participant’s personal data, as well as any personal data belonging to the Participant’s permitted beneficiaries hereunder, for the purposes of implementing, administering, and managing the Participant’s participation in the Plan shall be processed by Company in accordance with the ANSYS Global Data Protection Notice. Additional details about the types of personal data used to administer the Plan, including, where applicable, the Company’s policies on sharing of personal data with third-party service providers and cross-border data transfer, may be found in the Global Data Protection Notice.
21.    Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants;
(c)    all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;
(d)    the RSUs and the Participant’s participation in the Plan shall not be interpreted as forming an employment contract with the Company;
(e)    the Participant is voluntarily participating in the Plan;

(f)    the RSUs and any shares of Common Stock acquired under the Plan are not intended to replace any pension rights or compensation;
(g)    the RSUs and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;
(h)    the future value of the shares of Common Stock underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s employment relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(j)    unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and
(k)    neither the employer, the Company nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.
22.    Language. If the Participant has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
23.    Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the grant and RSUs shall also be subject to the special terms and conditions set forth in the International Appendix attached as Appendix A to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in the International Appendix, the special terms and conditions for such country will apply to the Participant to the extent that the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the

Plan. The International Appendix attached hereto as Appendix A constitutes part of this Agreement.
24.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
25.    Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. The Participant hereby expressly consents to the personal jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania for any lawsuit filed arising from or related to this Agreement and further agrees not to challenge the jurisdiction or venue in any suit filed in the state or federal courts of the Commonwealth of Pennsylvania.
26.    Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.
27.    Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.
28.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

THE FOREGOING AWARD IS HEREBY ACCEPTED AND THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE HEREBY AGREED TO BY THE PARTICIPANT. BY ACCEPTING THIS AWARD PURSUANT TO THE COMPANY’S INSTRUCTIONS (INCLUDING THROUGH AN ONLINE ACCEPTANCE PROCESS), THE PARTICIPANT ACKNOWLEDGES THE FOLLOWING: (A) THE PARTICIPANT HAS READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ITS TERMS AND CONDITIONS; (B) THE PARTICIPANT CAN PRINT OUT AND KEEP A COPY OF THIS AGREEMENT; (C) THE PARTICIPANT HAS AGREED TO USE AN ELECTRONIC METHOD OF SIGNATURE TO DEMONSTRATE ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AGREEMENT; AND (D) THE PARTICIPANT’S ELECTRONIC SIGNATURE IS AS LEGALLY BINDING AS AN INK SIGNATURE.